Exhibit 99.1
DISH NETWORK STRENGTHENS SENIOR LEADERSHIP TEAM
     ENGLEWOOD, Colo. — April 27, 2009 — DISH Network Corporation, the value leader in multichannel video, today made a number of personnel announcements designed to strengthen its senior management team and organization.
     Bernie Han, Executive Vice President and Chief Financial Officer, has been appointed Chief Operating Officer. In his new, expanded role, Mr. Han will now oversee DISH Network’s operations, information technologies, and finance functions.
     DISH Network also announced today that Executive Vice President Tom Cullen has assumed additional leadership responsibilities. Starting today, Mr. Cullen will oversee all DISH Network sales and marketing functions, in addition to his existing management of programming operations. Both Mr. Han and Mr. Cullen report to DISH Network Chairman, President and Chief Executive Officer Charlie Ergen.
     Reporting to Mr. Han in his new position is Robert Olson, who joins DISH Network as Executive Vice President and Chief Financial Officer. Mr. Olson was most recently CFO of Trane Commercial Systems, the largest operating division of American Standard. Previously, he served as CFO of AT&T’s Consumer Services division and later its Business Services division. Mr. Olson has also held leadership roles in finance, marketing, operations and planning at American Airlines. Robert holds a bachelor’s degree in chemical engineering from the University of Alabama and a master’s degree in business administration from UCLA.
     “The management changes announced today recognize the contributions that Bernie and Tom have made and express my confidence in them to lead DISH Network’s efforts to improve subscriber growth and customer satisfaction,” said Charlie Ergen, Chairman, President and Chief Executive Officer of DISH Network.
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About DISH Network Corporation
DISH Network Corporation (NASDAQ: DISH) provides approximately 13.678 million satellite TV customers as of Dec. 31, 2008 with the highest quality programming and technology at the best value, including the lowest all-digital price nationwide. Customers have access to hundreds of video and audio channels, the most international channels in the U.S., state-of-the-art interactive TV applications, and award-winning HD and DVR technology including 1080p Video on Demand and the DuoDVR ViP 722 DVR, a CNET and PC Magazine “Editors’ Choice.” DISH Network is included in the Nasdaq-100 Index (NDX) and is a Fortune 250 company. Visit www.dishnetwork.com.
Media Contact:
Kathie Gonzalez, 720.514.5351, press@dishnetwork.com